EXHIBIT 10.1

*Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the “Agreement”) is entered into as of 7 May, 2019 (the “Effective Date”), between COOL TECHNOLOGIES, Inc. (“COOL TECHNOLOGIES”, “CoolTech”) a Nevada corporation with its principal place of business at 8875 Hidden River Parkway, Suite 300, Tampa, Florida, 33637 and Belirti Teknoloji A.S., (“Belirti-Tech”) a Turkish corporation with its principal place of business at Ahududu Sokak 4/1 Acibadem, Istanbul Turkey and with its operational place at Pomak Sokak 3-1 D5 Kadıkoy Istanbul (“the Parties”).

WHEREAS, COOL TECHNOLOGIES owns substantial Intellectual Property (“IP”) and proprietary information, including but not limited to patents, trade secrets, know-how, and confidential information related to mobile generation and the cooling of electric motors listed in Exhibit A (“COOL TECHNOLOGIES IP”); and

WHEREAS, COOL TECHNOLOGIES has created and manufactured a retrofittable mobile power generation system (“MG system”) kit that can be installed onto work trucks and enables the trucks to generate electric power; and

WHEREAS, COOL TECHNOLOGIES has as the capability to integrate a water purification and desalination system (“Optional Technologies”) with the MG system; and

WHEREAS, COOL TECHNOLOGIES offers a no-idle option (“Optional Technologies”) that enable the MG system to operate solely through battery and solar power without the need to idle the trucks engine; and

WHEREAS, COOL TECHNOLOGIES offers a HydroQube option (“Optional Technologies”) that is capable of injecting hydrogen gas into the truck’s fuel system and thereby increases the efficiency and miles per gallon or liter of fuel delivered by the truck’s engine; and

WHEREAS, the Parties are desirous of importing into the country of Turkey, then installing, distributing and selling products designed, developed and manufactured by COOL TECHNOLOGIES as well as Optional Technologies provided by the same to Turkish end-users (“Products”);

NOW, THEREFORE, in consideration of their mutual covenants and obligations contained herein, and the mutual benefits to be derived here from, the Parties, intend to be legally bound, do hereby covenant and agree as follows:

Article 1: Definitions

1.1 “Confidential Information” means information, data, patents, documents, analyses, compilations, or studies in relation to a party, including its business activities that (a) is disclosed to the other party by or on behalf of the first party; (b) is acquired by the other party directly or indirectly from the first party; or (c) otherwise comes to the knowledge of the other party, in connection with this Agreement whether the information is in oral, visual or written form or is recorded or embodied in any other medium and includes all such information disclosed to, or accessed by, the other party before this Agreement commences.

1.2 “Territory” shall mean Turkey and neighboring countries in Middle East, Turkic Republics. UAE, Kingdom of Bahrain, Oman, Kingdom of Saudi Arabia and African Countries (i.e. Nigeria, Kenya, Somalia, Cameroon …)

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Article 2: Purpose

2.1 The purpose of this joint venture is to exploit the Parties’ complementary capabilities, specifically Cool Tech’s ability to create and manufacture an MG system kit and provide Optional Technologies and Belirti-tech’s ability to install the products into work trucks then distribute and sell the trucks throughout the Territory.

Belirti-tech acknowledges that COOL TECHNOLOGIES’ right to license any IP, distribute or sell Products and/or Optional Technologies, or establish other Joint Ventures outside the Territory is in no way restricted.

2.2 To this purpose, the Parties do hereby set forth in this Agreement the terms and conditions of their Joint Venture to be known as the CoolTech-Belirti-tech Joint Venture (“Joint Venture”).

Article 3: Contributions

3.1 The capital and asset contributions (cash, products, equipment, facilities and all other resources) of COOL TECHNOLOGIES and Belirti-tech will be furnished as detailed in Appendix A by each Joint Venturer.

Belirti-tech accepts that COOL TECHNOLOGIES owns all rights in relation to the COOL TECHNOLOGIES’ IP as well as proprietary and Confidential Information.

Article 4: Product Markup

4.1 [ * ]

Article 5: Percentage Ownership

5.1 Each Venturer’s respective interest in the Joint Venture (hereinafter called “Percentage Ownership Interest”) is indicated below:

•	COOL TECHNOLOGIES – fifty percent (50%)

•	Belirti-tech – fifty percent (50%).

Article 6: Distributive Share

6.1 The net operating income and net operating loss of the Joint Venture shall be allocated and shared between the Joint Venture Parties in proportion to their Percentage Ownership Interest indicated above.

6.2 Each Party agrees to indemnify each other and to hold the other harmless from, any and all losses and liabilities of the Joint Venture that are in excess of the other party’s Percentage Ownership.

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Article 7: Bank Account

7.1 The operating account (“Operating Account”) for this Joint Venture shall be set up at [insert name of bank]. The Operating Account shall be established in the name of the Joint Venture.

7.2 All payments due the Joint Venture for distribution and sales of Products shall be deposited into the Operating Account, and all expenses incurred shall be paid out from the Operating Account.

Article 8: Duties

8.1 COOL TECHNOLOGIES shall be responsible for manufacturing and provision of all Products and Optional Technologies as well as all installation instruction and know-how to Belirti-tech. The Belirti-tech shall be responsible for the installation, distribution, marketing, promotion and sales of Products and Optional Technologies throughout the Territory. COOL TECHNOLOGIES will have the right to visit the sites used by Belirti-tech to evaluate performance as well as approve all marketing and promotional activities.

Article 9: Administrative Records

9.1 Accounting and other administrative records including the books of the Joint Venture and any other records relating to the Joint Venture shall be kept and maintained at the Turkish office of either the Joint Venture or the Belirti-tech.

9.2 The records shall be maintained as separate, independent, accurate, complete and clear financial accounts for all business operations of the Joint Venture and shall conform to sound international accounting practice.

9.3 COOL TECHNOLOGIES will have the right to visit the office to inspect, copy and audit any books and records relating to the Joint Venture. If requested, the Belirti-tech shall promptly send to COOL TECHNOLOGIES copies of all reports, correspondence, documents and other information pertaining to the Joint Venture sent or received by the Belirti-tech.

Article 10: Quarterly Financial Statements

10.1 Each party agrees that the financial year of the Joint Venture will be from January 1st (or the establishment of the Joint Venture) to December 31st.

10.2 Quarterly financial statements showing cumulative contract receipts and expenditures (including salaries) will be submitted to COOL TECHNOLOGIES no later than 30 days after the end of each operating quarter of the Joint Venture. Failure to do so will constitute a material breach of the Joint Venture agreement.

Article 11: Managing Committee

11.1 The Parties shall establish a Managing Committee hereunder, which shall consist of two (2) representatives from each of COOL TECHNOLOGIES and Belirti-tech. COOL TECHNOLOGIES and Belirti-tech may each from time-to-time replace its respective representatives on the Managing Committee, in its sole and absolute discretion, by notice to the other Party. The goal of the Managing Committee is to provide focus and direction in order to leverage both company’s capabilities.

11.2 The Managing Committee shall meet at such times and places as it shall determine appropriate to carry out its responsibilities hereunder. Such meetings may be in person or by means of telephonic communication. Either Party through its Managing members, may call a meeting of the Managing Committee by giving written notice thereof to the members of the other Party.

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11.3 If a disagreement arises between the Parties as to any matters within the scope of this Agreement, either Party may request a meeting of the Managing Committee, which will, in good faith, diligently seek to resolve the dispute. If the Managing Committee is unable to resolve the dispute, notwithstanding the exercise of good faith efforts, within thirty (30) days, then, unless otherwise agreed by the Parties, either Party may initiate formal filing of legal action against the other. Notwithstanding the foregoing, either Party may initiate proceedings to seek injunctive relief before the time period otherwise required hereunder shall elapse, if such Party in good faith believes that it will suffer irreparable harm without the initiation of such proceedings.

Article 12: Confidentiality

12.1 Belirti-tech shall not divulge to others during the term of this Agreement or at any time thereafter, any trade secret or Confidential Information, knowledge, or data concerning or pertaining to the technologies, business and affairs of COOL TECHNOLOGIES, obtained by Belirti-tech as a result of its engagement hereunder, unless authorized, in writing by COOL TECHNOLOGIES. Belirti-tech represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of COOL TECHNOLOGIES including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in such information to employees and other persons who may be engaged in rendering services to any person, firm or entity which may be a competitor of.

12.2 COOL TECHNOLOGIES shall not divulge to others during the term of this Agreement or at any time thereafter, any trade secret or Confidential Information, knowledge, or data concerning or pertaining to the technologies, business and affairs of Belirti-tech obtained as a result of its engagement hereunder, unless authorized, in writing, by Belirti-tech.

Article 13: Restrictions on Competition

13.1 Each party and its affiliates shall be prohibited from directly or indirectly competing with the Joint Venture in the Territory during the term of the Joint Venture and for five years thereafter.

Article 14: Term

14.1 The initial term of this Agreement shall be 5 (five) years from the date of execution and may be extended subject to satisfactory agreement on ongoing commercial terms.

14.2 Upon dissolution of the Joint Venture any and all rights (including all intellectual property) granted to the Joint Venture shall be returned to their original granting party and the other party shall have no further claim thereto.

Article 15: Miscellaneous

15.1 All documents and other papers of importance which relate to the Joint Venture shall be drawn up in the English language and shall be binding upon the Parties. Correspondence among the Parties in the course of daily business shall be conducted in the English language.

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15.2 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if (i) sent by registered or certified mail to the other party’s place of business contained, All notices and other communications to be given pursuant to this Agreement shall be in writing to the party for whom intended at the addresses set forth below, or at such other addresses as the Parties may in the future specify. Each such notice shall be effective on the earlier to occur of; (a) the day it is received, or (b) (i) if given by facsimile with machine confirmation, one day following transmission of the facsimile; (ii) if given by mail, three days after the notice is deposited in the mail; or (iii) if given by delivery, the day it is delivered, provided same is accomplished during normal business hours.

15.3 Governing Law and Forum. This Agreement shall be construed and administered in accordance with the laws of the State of Nevada, USA. Both Parties hereby agree that any judicial rulings or decisions made by appropriate authorities in the governing forum shall be recognized as valid and enforceable.

15.4 Attorney’s Fees. In the event that any legal action is commenced to enforce any term of this Agreement or to seek recovery for any breach thereof, the prevailing party in such action shall be entitled to recovery of its reasonable attorney’s fees and actual costs incurred in such action.

15.5 Injunctive Relief: Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, COOL TECHNOLOGIES and Belirti-tech hereby agree, consent and acknowledge that, in the event of a breach of any material term of this Agreement, the non-breaching party will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which the non-breaching party may have at law or in equity.

15.6 Assignment. The rights and obligations of either party under this Agreement may not be assigned without prior written consent of the other party with the exception of an event of default by Cool Technologies to its lender(s0 (to be delineated and defined once the lending agreement in negotiation in signed). In such an instance, the assignment of Cool Technologies’ interest of the rights and obligations under this agreement to the lender shall not be abridged or restricted.

15.7 Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or by operation of any applicable law, the remaining provisions of this Agreement shall be unimpaired and shall continue in full force and effect.

15.8 Entire Agreement: This Agreement contains the entire Agreement of the Parties and supersedes any prior agreements, understandings and memoranda relating thereto. This Agreement may not be changed, altered and modified in any way except by a writing signed by the Parties hereto.

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The Agreement is officially signed and executed by officials duly authorized to bind the Parties this 7th day of May, 2019.

COOL TECHNOLOGIES, Inc.	Belirti Teknoloji A.S.

/s/ Timothy Hassett	/s/ Mehmet Haluk Kunter
Name: Timothy Hassett	Name: Mehmet Haluk Kunter
Position: Chairman & CEO	Position: Founder / Partner

Date: May 7, 2019	Date: May 7, 2019

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